                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number: 0-20111

                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          8707 TECHNOLOGY FOREST PLACE THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
                         PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(ii)    [ ]
    Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]
    Rule 12g-4(a)(2)(ii)   [ ]             Rule 15d-6              [ ]
    Rule 12h-3(b)(1)(i)    [X]

               Approximate number of holders of record as of the
                        certification or notice date:  1

     Pursuant to the requirements of the Securities Exchange Act of 1934, ARONEX PHARMACEUTICALS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 13, 2001                ARONEX PHARMACEUTICALS, INC.


                                    By: /s/  Garo H. Armen, Ph.D.
                                       ----------------------------------
                                        Garo H. Armen, Ph.D.
                                        President